Exhibit 99.2

Airgas Announces $600 Million Stock Repurchase Program

RADNOR, Pa.--(BUSINESS WIRE)--October 23, 2012--Airgas, Inc. (NYSE: ARG) today announced a program to repurchase up to $600 million of its outstanding shares of common stock. As of October 22, 2012, Airgas had approximately 77.3 million common shares outstanding.

“Airgas is well-positioned for sustained long-term growth, and this share repurchase program reflects our confidence in the future,” said Airgas Executive Chairman Peter McCausland. “Our balance sheet is solid, and we continue to generate strong cash flow, which affords us the opportunity to repurchase shares and realize attractive earnings accretion while continuing to fund our growth strategies.”

Airgas may repurchase shares from time to time for cash in open market transactions or in privately-negotiated transactions in accordance with applicable federal securities laws. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company's press release announcing its quarterly earnings, as well as any statement that is not based on historical fact. These statements include, but are not limited to: our positioning for sustained long-term growth and our confidence in the future; the realization of attractive earnings accretion from share repurchases; our cash flow generation and ability to fund our growth strategies; the timing, form, and amount of repurchases; and the suspension or discontinuance of the share repurchase program. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company's press release announcing its quarterly earnings, as well as other factors described in the Company's reports, including its March 31, 2012 Form 10-K, subsequent Form 10-Q, and other Forms filed by the Company with the Securities and Exchange Commission.

CONTACT:
Airgas
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Media Contact:
Doug Sherman, 610-902-6270
doug.sherman@airgas.com